UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

ALGONQUIN POWER & UTILITIES CORP.
(Exact name of registrant as specified in its charter)

Canada	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
354 Davis Road Oakville, Ontario, Canada	L6J 2X1
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:
Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase One Common Share of the Corporation	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable):
Not Applicable.

Securities to be registered pursuant to Section 12(g) of the Act:
None
(Title of class)

ALGONQUIN POWER & UTILITIES CORP.
INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

On June 2, 2022, at the annual meeting of holders of common shares (“Shareholders”) of Algonquin Power & Utilities Corp., a corporation existing under the laws of Canada (the “Corporation”), the Shareholders approved a resolution proposed by the board of directors of the Corporation, approving the continuation, amendment and restatement of the shareholder rights plan of the Corporation pursuant to the Amended and Restated Shareholder Rights Plan Agreement, dated June 2, 2022 (the “A&R Rights Plan”) (amending and restating the Amended and Restated Shareholder Rights Plan Agreement, dated June 6, 2019 (the “Prior Rights Plan”)) between the Corporation and TSX Trust Company (as successor to AST Trust Company (Canada)), a company existing under the laws of Canada, as the Rights Agent.

The A&R Rights Plan amends the definition of “Expiration Time” under the Prior Rights Plan and makes associated changes in connection therewith. Pursuant to the A&R Rights Plan, the Expiration Time shall be the earlier of the (i) the time at which the right to exercise Rights shall terminate pursuant to the A&R Rights Plan and (ii) the termination of the annual meeting of the Shareholders in the year 2025.

The foregoing description of the A&R Rights Plan does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the A&R Rights Plan, a copy of which is attached as Exhibit 4.1 hereto. All capitalized terms used in this summary have the meanings given in the A&R Rights Plan unless otherwise noted.

Item 2. Exhibits

The following exhibits are filed as a part of this Registration Statement:

Exhibit No.	Description
4.1
Amended and Restated Shareholder Rights Plan Agreement, dated June 2, 2022 (amending and restating the Amended and Restated Shareholder Rights Agreement dated June 6, 2019), between Algonquin Power & Utilities Corp. and TSX Trust Company (incorporated by reference to Exhibit 99.1 to Current Report on Form 6-K filed on June 3, 2022).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: August 12, 2022
ALGONQUIN POWER & UTILITIES CORP.

By:	/s/ Arthur Kacprzak
	Name:	Arthur Kacprzak
	Title:	Chief Financial Officer